EXHIBIT 99.1

         DRS Technologies to Offer Senior Subordinated Notes

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Oct. 6, 2003--DRS Technologies, Inc. (NYSE: DRS) announced today that it is planning to offer $200 million of senior subordinated notes due 2013, subject to market and other customary conditions. The company intends to use the net proceeds from the offering, together with a portion of its available cash and initial borrowings under an amended and restated credit facility, to fund the merger of Integrated Defense Technologies, Inc. (NYSE: IDE) into a wholly-owned subsidiary of DRS, repay certain of its and Integrated Defense Technologies' outstanding indebtedness, and pay related fees and expenses.
    The notes will be offered in the United States to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.
    DRS Technologies provides leading edge products and services to government and commercial customers worldwide. Focused on defense electronics, the company develops and manufactures a broad range of mission critical systems and components in the areas of communications, combat systems, battlefield digitization, electro-optics, power systems, data storage, digital imaging, flight safety and space.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500